Exhibit 99.1

2005-15

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

ERIK PEYRER ELECTED OFFICER OF COOPER CAMERON

HOUSTON (August 25, 2005) – Erik Peyrer has been elected as an officer of Cooper Cameron Corporation by the Company’s board of directors. Peyrer was named as Vice President, Business Development, Asia Pacific/Middle East, and will be responsible for expanding the reach and presence of products and services from all of Cooper Cameron’s divisions throughout the Asia Pacific and Middle East markets. He will report to Cooper Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson and will continue to be based in the Company’s Singapore office.

Peyrer has served as Vice President and General Manager, Asia Pacific and Middle East, for the Company’s Cameron division since 1995. He has been with Cooper Cameron and its predecessors since 1974, holding various management positions in operations, sales and product marketing, including Product Manager, Surface Products and General Manager, Asia Pacific. Peyrer holds both a B.S. degree and Master of Science degree in Petroleum Engineering from Mining University of Leoben, Austria, and is a graduate of The Program for Management Development at Harvard University.

Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation, metering and flow measurement equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

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Website: www.coopercameron.com